NEWS RELEASE
FOR IMMEDIATE RELEASE
PICO HOLDINGS, INC. ANNOUNCES RESULTS
FOR THE THIRD QUARTER AND FIRST NINE MONTHS OF 2012

(LA JOLLA, CALIFORNIA) - November 9, 2012 - PICO Holdings, Inc. (GlobeNewswire via COMTEX)

PICO Holdings, Inc. (NASDAQ: PICO) reported shareholders' equity of $477.1 million ($20.95 per share) at September 30, 2012, compared to $482.8 million ($21.20 per share) at June 30, 2012, and $501.8 million ($22.10 per share) at December 31, 2011. Reported book value per share attributable to PICO shareholders decreased by $1.15, or 5.2%, during the first nine months of 2012.

PICO's President and Chief Executive Officer, John Hart, commented:

“Halfway through the third quarter, Northstar Agri Industries' canola processing plant became fully operational. Northstar sold $42.1 million of canola oil and canola meal in the third quarter, and $51.7 million for the first nine months of 2012. What was reported as a potential record canola crop from Canada in August ended around 15% below crop forecasts due to late season challenges resulting from above average temperatures, and a large wind storm before the harvest was completed. As a consequence, canola seed is in short supply and canola crush margins are at 10 year lows. This will put pressure on margins for the fourth quarter but the situation appears to be improving for seed supplies and crush margins for 2013. Also as operations become more established we anticipate being able to fully utilize our hedging strategies to offset some of the commodity risk. At September 30, Northstar breached one of its debt covenants on its $89.5 million term loan. We have proposed converting our existing loan of $10.5 million to preference equity to cure this breach. We are working with the debt syndicate on this proposal and we expect to obtain resolution on this issue before the end of the year.

“Long-term the outlook for canola remains bullish as demand continues to grow at a faster pace than supply. As a result Northstar has announced plans to consider a second canola processing plant in Enid, Oklahoma. We have a site under option and are proceeding with plans, permitting and financial forecasts working towards a fall 2013 ground breaking and 2015 plant completion.

“During the first nine months of 2012, UCP, LLC generated revenues of $28.3 million from the sale of 17 homes in the Central Valley and Monterey areas of California, and 224 lots in California and Central Puget Sound, Washington. The increasing sales momentum reflects demand from both homebuilders looking to replenish their inventory of lots, and individual home-buyers. UCP entered the fourth quarter with continued strong level of sales that could result in a nearly doubling of revenue year over year.

“During the third quarter, we made substantial progress towards completing the sale of our legacy insurance operations, Physicians Insurance Company of Ohio and Citation Insurance Company. Physicians has been in run off since 1995, and Citation since 2001. The run offs have reached the point where we concluded that value would be maximized by selling the insurance operations and releasing the capital tied up in the insurance companies for reinvestment in opportunities with higher potential returns. We anticipate that the sale will free up capital, in the form of cash and marketable equity securities, of approximately $44 million, of which $28.9 million has already been received in the form of pre-close dividends. We await one final regulatory approval, and then we expect to close on the sale during the fourth quarter of 2012.

“As we head into the fourth quarter of the year and into 2013, our near term focus is on completing the sale of our legacy insurance operations and the operational performance of Northstar and UCP, to convert the asset value we believe we have built in recent years into cash flow and net income. We are poised to capitalize on the recovering real estate market in UCP’s select California and Seattle sub-markets and from the canola crush margin returning to more typical historical levels.”

NET BOOK VALUE
The following table is provided as a supplement to the financial statements contained in PICO's 10-Q, to illustrate the relative size of the Company's assets and activities (in millions):

SEGMENT	NET BOOK VALUE	PERCENTAGE
Water Resource and Water Storage Operations	$220	46%
Real Estate Operations	121	25%
Agribusiness Operations	62	13%
Discontinued Operations	15	4%
Corporate	59	12%
Shareholders' Equity	$477	100%

THIRD QUARTER SEGMENT RESULTS OF OPERATIONS
For the third quarter of 2012, PICO reported a net loss of $5.3 million ($0.23 per share), compared to a net loss of $49.9 million ($2.20) per share in the third quarter of 2011. Our third quarter segment results of operations are (in thousands):

	2012	2011
Water Resource and Water Storage Operations	$(1,559)	$(17,470)
Real Estate Operations	2,237	2,244
Agribusiness Operations	(6,105)	(695)
Corporate	(3,307)	(2,369)
Loss before taxes	$(8,734)	$(18,290)
Equity in loss of unconsolidated affiliate		(1,576)
Income tax (provision) benefit	403	(25,771)
Loss from continuing operations	$(8,331)	$(45,637)
Income (loss) from discontinued operations, net of tax	1,939	2,898
Noncontrolling interest	1,127	(7,182)
Net Loss	$(5,265)	$(49,921)

NINE MONTHS SEGMENT RESULTS OF OPERATIONS
For the first nine months of 2012, PICO reported a net loss of $25.6 million ($1.13 per share), compared to a net loss of $49.9 million ($2.20 per share) in the first nine months of 2011. Our nine months segment results of operations are (in thousands):

	2012	2011
Water Resource and Water Storage Operations	$(4,537)	$(20,532)
Real Estate Operations	(1,519)	265
Agribusiness Operations	(9,159)	(1,668)
Corporate	(11,056)	(4,006)
Loss before taxes	$(26,271)	$(25,941)
Equity in loss of unconsolidated affiliate		(5,293)
Income tax (provision) benefit	1,477	(22,108)
Loss from continuing operations	$(24,794)	$(53,342)
Income (loss) from discontinued operations, net of tax	(2,668)	8,731
Noncontrolling interest	1,869	(5,330)
Net Loss	$(25,593)	$(49,941)

PICO is a diversified holding company. We seek to acquire, build, and operate businesses where significant value can be created from the development of unique assets, and to acquire businesses which we identify as undervalued and where our management participation in operations can aid in the recognition of the business's fair value, as well as create additional value.
Our objective is to maximize long-term shareholder value. We manage our operations to achieve a superior return on net assets over the long term, as opposed to short-term earnings.

Currently our three major businesses are:

•	Vidler Water Company, a water resource development business;

•	Union Community Partners, a developer of residential lots in selected California markets and the Puget Sound area of Seattle, Washington; and

•	PICO Northstar Hallock, LLC, doing business as Northstar Agri Industries, a canola seed crushing operation.

Vidler is a significant private sector owner of water resources and water storage operations in Nevada, Arizona, Idaho, Colorado, and New Mexico.

As of September 30, 2012, UCP owns or controls approximately 1,114 finished lots and 4,154 potential lots in various stages of development or entitlement. Of the 5,268 lots we own or control, 2,763 are located in the Central Valley of California, 1,632 in the Monterey, California area, 108 in the Bay Area of California, and 765 in the Central Puget Sound market area of Seattle, Washington.

We have provided $60 million of equity finance to acquire 88% of a new operation, Northstar Agri Industries, which built and now operates a canola seed processing plant near Hallock, Minnesota, and also provided $15 million of preferred capital and debt finance. The plant commenced commercial production of canola oil and canola meal in August 2012.

OTHER INFORMATION
At September 30, 2012, PICO Holdings, Inc. had a market capitalization of $519.6 million, and 22,769,080 shares outstanding.
The PICO Holdings, Inc. logo is available at:

http://www.globenewswire.com/newsroom/prs/?pkgid=5044

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Statements in this press release which are not historical, including the expected results of our business segments, the timing of anticipated milestones and related anticipated economic and market conditions, are "forward-looking statements" based on current expectations and assumptions that are subject to risks and uncertainties. In particular, our actual results could differ materially from such expectations because of factors relating to our canola processing plant, including: the ability of the project to obtain the required environmental permitting to increase the plant's processing capacity; the working capital requirements of the business; and the ability of the project to generate the expected return on investment, which is based in part on the demand for canola oil and our ability to attain projected processing levels and to sell products at currently anticipated rates and prices.

In addition, a number of other factors may cause results to differ materially from our expectations, such as: the significant and/or sustained downturn in the homebuilding industry; the softness in the real estate market, and some sectors of the equity market; fluctuations in the prices of water and water rights; physical, governmental and legal restrictions on water and water rights; federal and state regulation on insurers; general economic conditions; prolonged weakness in the overall U.S. and global economies; the performance of the businesses and investments in foreign companies; the continued service and availability of key management personnel; potential capital requirements and financing alternatives; and the impact of international events.

For further information regarding risks and uncertainties associated with our business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (858) 456-6022 or at http://investors.picoholdings.com.

We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

This news release was distributed by GlobeNewswire, www.globenewswire.com.
SOURCE: PICO Holdings, Inc.
CONTACT: Max Webb
Chief Financial Officer
(858) 456-6022, ext. 216

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